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EXHIBIT 99.2

                                                        CONTACT: SHERYL WILLIAMS
                                                                 610-738-6493

FOR IMMEDIATE RELEASE

         CEPHALON RETIRES ROYALTY OBLIGATION UNDER REVENUE-SHARING NOTES

     West Chester, PA -- November 2, 2000 -- Cephalon, Inc. (NASDAQ: CEPH) today announced that it has agreed to pay in full $6.6 million to the noteholders of its outstanding revenue-sharing notes, which were initially issued in February 1999. This payment will retire all obligations associated with the notes, effective as of December 31, 2000, including Cephalon's obligation to pay royalties on the U.S. sales of PROVIGIL(R) (modafinil) Tablets [C-IV] through December 31, 2001.

     The Company will recognize the $6.6 million payment as a charge to fourth quarter 2000 earnings.

     Cephalon, Inc., headquartered in West Chester, Pennsylvania, is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat sleep disorders, neurological disorders, cancer and pain.

     In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Cephalon's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth below and in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend (and it is not obligated) to update publicly any forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

     NOTE: Cephalon's press releases are posted on the Internet at the company's Web site at www.cephalon.com. They are also available by fax 24 hours a day at no charge by calling PR Newswire's Company News On-Call at 800-758-5804, extension 134563.

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